Exhibit 10.3

SunTrust Banks, Inc. 2009 Stock Plan

2011 PRO-RATA NONQUALIFIED STOCK OPTION (NQO)

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2009 Stock Plan (“Plan”), has granted a Nonqualified Stock Option (“NQO”) to purchase shares of SunTrust Common Stock, $1.00 par value (“Stock”), upon the following terms as an incentive for Optionee to promote the interests of SunTrust and its Subsidiaries:

Name of Optionee	[Name]

Number of Shares Subject to Option	[# of Shares]

Fair Market Value Per Share On Grant Date and Option Price	[price]

Grant Date	[Grant Date]

This Option Agreement (the “Option Agreement”) evidences this NQO Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer

TERMS AND CONDITIONS

NONQUALIFIED STOCK OPTION (NQO)

§ 1. EXERCISE PERIOD, EXPIRATION DATE, VESTING DATE. This NQO granted on [Grant Date] (the “Grant Date”) shall expire, unless otherwise exercised, at the end of the ten (10) year period (the “Exercise Period”) beginning on the Grant Date and ending at the end of the last day of the Exercise Period (the “Expiration Date”). This NQO, if it has not earlier vested or expired, shall vest and become exercisable in full on the applicable day specified in the following vesting schedule (each a “Vesting Date”):

[33 1/3]	% of the Grant shall be vested on the first anniversary of the Grant Date;

[33 1/3]	% of the Grant shall be vested on the second anniversary of the Grant Date;

[33 1/3]	% of the Grant shall be vested on the third anniversary of the Grant Date.

provided, that on such applicable Vesting Date, Optionee is an active employee of SunTrust or a Subsidiary and has been in Service with SunTrust or a Subsidiary from the Grant Date through such applicable Vesting Date. This Option shall terminate on the date that Optionee is no longer an active employee of SunTrust or a Subsidiary, except as provided in this §2. Once this NQO has vested, it may be exercised, in whole or in part, at any time and from time to time during the remainder of the Exercise Period unless the NQO expires before then. If Optionee is not an active employee of SunTrust or a Subsidiary on a Vesting Date, Optionee forfeits all rights to any shares that would otherwise vest on that Vesting Date and on any subsequent Vesting Date. Shares may vest prior to the Vesting Dates set forth above in accordance with the provisions of § 2.

§ 2. ACCELERATED VESTING. Some or all of this NQO may vest early and become exercisable before the Vesting Date. Early vesting will occur if the Optionee has a termination of employment with SunTrust and all its Subsidiaries, as described below in § 2(a), § 2(b), § 2(c) or § 2(d), before the Vesting Date.

(a) This NQO shall vest and become fully exercisable on the date Optionee’s employment terminates because of death or Disability and shall remain exercisable for the period described in § 3(d).

(b) If the Optionee’s employment with SunTrust and its Subsidiaries terminates prior to any Vesting Date and the date of a Change in Control, as a result of the Optionee’s Retirement, then Optionee’s employment shall be deemed to continue for purposes of the vesting of this award pursuant to Section § 2, and shall remain exercisable for the period described in § 3(c), provided that Optionee fully performs the following covenants from the date of Retirement through the applicable Vesting Date:

(1) No Competitive Activity. Absent the Compensation Committee’s written consent, Optionee shall not, during the Restricted Period and within the Territory, engage in any Managerial Responsibilities for or on behalf of any corporation, partnership, venture, or other business entity that engages directly or indirectly in the Financial Services Business whether as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director; provided, however, that Optionee may own up to five percent (5%) of the stock of a publicly traded company that engages in the Financial Services Business so long as Optionee is only a passive investor and is not actively involved in such company in any way.

(2) No Solicitation of Customers or Clients. Optionee shall not during the Restricted Period solicit any customer or client of SunTrust or any SunTrust Affiliate with whom Optionee had any material business contact during the two (2) year period which ends on the date Optionee’s employment by SunTrust or a SunTrust Affiliate terminates for the purpose of competing with SunTrust or any SunTrust Affiliate for any reason, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director of, or service provider to, any corporation, partnership, venture or other business entity.

(3) Anti-pirating of Employees. Absent the Compensation Committee’s written consent, Optionee will not during the Restricted Period solicit to employ on Optionee’s own behalf or on behalf of any other person, firm or corporation, any person who was employed by SunTrust or a SunTrust Affiliate during the term of Optionee’s employment by SunTrust or a SunTrust Affiliate (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by SunTrust or a SunTrust Affiliate for a period of at least one (1) year.

(4) Protection of Trade Secrets and Confidential Information. Optionee hereby agrees that Optionee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Optionee may have acquired during the term of Optionee’s employment by SunTrust or a

TERMS AND CONDITIONS

NONQUALIFIED STOCK OPTION (NQO)

SunTrust Affiliate for so long as such information remains a Trade Secret. In addition Optionee agrees that during the Restricted Period Optionee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that Optionee may have acquired (whether or not developed or compiled by Optionee and whether or not Optionee was authorized to have access to such information) during the term of, in the course of, or as a result of Optionee’s employment by SunTrust or a SunTrust Affiliate.

(5) Non-Disparagement. Optionee agrees not to knowingly make false or materially misleading statements or disparaging comments about SunTrust or any SunTrust Affiliate during the Restricted Period.

(6) Reasonable and Necessary Restrictions. Optionee acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Territory and Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of SunTrust; and are a material inducement to SunTrust to enter into this Agreement. Optionee covenants that Optionee will not challenge the enforceability of this Agreement nor will Optionee raise any equitable defense to its enforcement.

(7) Additional Definitions. (A) The term “Confidential or Proprietary Information” for purposes of this Agreement shall mean any secret, confidential, or proprietary information of SunTrust or a SunTrust Affiliate (other than a Trade Secret) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of SunTrust or a SunTrust Affiliate. (B) The term “Financial Services Business” for purposes of this Agreement shall mean the business of banking, including deposit, credit, trust and investment services, mortgage banking, asset management, and brokerage and investment banking services. (C) The term “Managerial Responsibilities” for purposes of this Agreement shall mean managerial and supervisory responsibilities and duties that are substantially the same as those Optionee is performing for SunTrust or a SunTrust Affiliate on the date of this Agreement. (D) The term “Restricted Period” for purposes of this Agreement shall mean the period which starts on the date Optionee’s retirement from employment by SunTrust or a SunTrust Affiliate and which ends on the third anniversary of this Agreement. (E) The term “SunTrust Affiliate” for purposes of this Agreement shall mean any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of SunTrust except a corporation which has subsidiary corporation status under Section 424(f) of the Code exclusively as a result of SunTrust or a SunTrust Affiliate holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency. (F) The term “Territory” for purposes of this Agreement shall mean the states of Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia, which are the states and Territories in which SunTrust has significant operations on the date of this Agreement. (G) “Trade Secret” for purposes of Agreement shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from it is disclosure or use, and (ii) is the subject of reasonable efforts by SunTrust or a SunTrust Affiliate to maintain its secrecy.

(c) This NQO shall vest on the date Optionee’s employment is involuntarily terminated by reason of a reduction in force, which results in Optionee’s eligibility for payment of a severance benefit pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan, but then only a pro rata number of shares subject to this NQO shall vest and be exercisable based on Optionee’s Service completed from the Grant Date through the date of Optionee’s termination. Such vested shares shall be exercisable for the three (3) month period described in § 3(a). The pro rata calculation shall be made by multiplying the number of shares of Stock subject to this NQO that are not then vested by a fraction, with a numerator equal to the number of days from the Grant Date through the date of such termination of employment, and a denominator equal to the number of days from the Grant Date through the Vesting Date. Fractional shares shall be disregarded.

(d) This NQO shall vest in full and become exercisable on the date of Optionee’s termination of employment during the three (3) year period following the date of a Change in Control, provided that such termination of employment is either (A) involuntary on the part of Optionee, not a result of Optionee’s death or Disability, and not a Termination for Cause; or (B) voluntary on the part of Optionee and it constitutes a Termination for Good Reason. Such vested shares shall remain exercisable for the period described in § 3(e).

TERMS AND CONDITIONS

NONQUALIFIED STOCK OPTION (NQO)

§ 3. EXPIRATION. To the extent not previously exercised, this NQO shall expire and cease to be exercisable on the Expiration Date or if earlier, on the first of the following events to occur:

(a) Except as otherwise described in this § 3, if Optionee’s employment with SunTrust and all its Subsidiaries terminates for any reason, then Optionee may, within the three (3) month period following such termination and in no event after the Expiration Date, exercise this NQO to the extent Optionee was entitled to exercise this NQO at the date of such termination of employment.

(b) Notwithstanding anything in this Option Agreement to the contrary, if Optionee’s employment with SunTrust or a Subsidiary is Terminated for Cause, then this NQO shall expire in its entirety, and all rights under this Option Agreement shall be forfeited, as of the end of the day before the date of Optionee’s termination of employment, regardless of whether this NQO was then vested or non-vested, and under no circumstances shall Optionee be entitled to exercise all or any part of this NQO after such expiration.

(c) In the event Optionee terminates employment with SunTrust and all its Subsidiaries due to Retirement, then any part of the NQO that became vested and exercisable pursuant to § 1 or § 2(b), shall remain exercisable through the end of the five (5) year period which begins on the date of such termination of employment and in no event after the Expiration Date.

(d) In the event Optionee’s termination of employment with SunTrust and all Subsidiaries is due to death or disability, then this NQO shall be exercisable through the end of the one (1) year period which begins on the date of Optionee’s death or Disability and in no event after the Expiration Date.

(e) In the event of Optionee’s termination of employment during the three (3) year period following the date of SunTrust’s Change in Control, this NQO, to the extent not previously exercised, shall remain exercisable for the duration of the Exercise Period, provided that Optionee’s termination of employment is either (A) involuntary on the part of Optionee, not a result of Optionee’s death or Disability, and not a Termination for Cause; or (B) voluntary on the part of Optionee and it constitutes a Termination for Good Reason.

(f)	This NQO shall expire on the date it has been exercised in full under this Option Agreement.

(g)	This NQO shall expire on the Expiration Date to the extent it has not then been exercised.

§ 4. METHOD OF EXERCISE. This NQO shall be exercised by properly completing and delivering the applicable form to the delegate specified by the Committee for option recordkeeping, indicating the number of shares of Stock to be purchased upon such exercise, together with the appropriate payment in full for the number of such shares to be exercised. Payment may be made in the form of a check made payable in accordance with the delegate’s payment instructions, or written confirmation of ownership of sufficient shares of previously acquired Stock or any combination of such payment methods as has been approved by the Committee. Such exercise shall be effective on the date such form and payment actually are delivered to SunTrust’s delegate; provided, however, if such form and payment are mailed to the delegate at the appropriate address by registered mail or by an overnight service, the related exercise shall be treated as effective on the date accepted for delivery by the post office or overnight mail service. Any previously acquired Stock which is designated as payment for the exercise shall be valued at its Fair Market Value (closing price) on the date the exercise is effective or, if the exercise is effective on a date other than a business day, at the Fair Market Value on the immediately preceding business day.

§ 5. WITHHOLDING. The Committee shall have the right to reduce the number of shares of Stock actually transferred to the Optionee to satisfy the minimum applicable tax withholding requirements, and the Optionee shall have the right (absent any such action by the Committee and subject to satisfying the requirements under Rule 16b-3) to elect that the minimum applicable tax withholding requirements be satisfied through a reduction in the number of shares of Stock transferred to the Optionee.

§ 6. NONTRANSFERABLE. No rights granted under this NQO shall be transferable by the Optionee other than by will or by the laws of descent and distribution.

§ 7. EMPLOYMENT AND TERMINATION. Nothing in the Plan or this Option Agreement or any related material shall give the Optionee the right to continue in employment with SunTrust or a Subsidiary or adversely affect the right of SunTrust or a Subsidiary to terminate the Optionee’s employment with or without cause at any time.

§ 8. SHAREHOLDER STATUS. The Optionee shall have no rights as a shareholder with respect to any shares of Stock

TERMS AND CONDITIONS

NONQUALIFIED STOCK OPTION (NQO)

under this Option Agreement until the Optionee has made payment in full for such shares and such shares have been duly issued and delivered to the Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever respecting such Stock except as expressly set forth in the Plan.

§ 9. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any Stock under this Option Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation, and any payment tendered in such event to exercise this option shall be promptly refunded to the Optionee.

§ 10. SECURITIES REGISTRATION. SunTrust may request the Optionee to hold any shares of Stock received upon the exercise of all or part of this NQO for personal investment and not for purposes of resale or distribution to the public and the Optionee shall, if so requested by SunTrust, deliver a certified statement to that effect to SunTrust as a condition to the transfer of such Stock to the Optionee.

§ 11. MISCELLANEOUS.

(a) TRANSFER OF EMPLOYMENT. A transfer of Optionee’s employment between or among SunTrust and Subsidiaries or between or among Subsidiaries shall not be deemed a termination of employment under this Option Agreement.

(b) CANCELLATION OF RIGHTS. Optionee’s rights under this Option Agreement may be canceled in accordance with the terms of the Plan.

(c) INCORPORATION OF PLAN. This Option Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Option Agreement.

(d) GOVERNING LAW. The Plan and this Option Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions), except to the extent superseded by federal law.

(e) NOTICES. Except as otherwise provided herein, any written notices provided for in this Option Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Optionee, at Optionee’s address indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive office.

(f) SEVERABILITY. If one or more of the provisions of this Option Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Option Agreement to be construed so as to foster the intent of this Option Agreement and the Plan.

(g) ENTIRE AGREEMENT. This Option Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Option Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

§ 12. DEFINITIONS. Whenever the following terms are used in this Option Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) CHANGE IN CONTROL AGREEMENT – means a change in control agreement by and between SunTrust and the Optionee.

(b) CODE – means the Internal Revenue Code of 1986, as amended.

(c) DISABILITY – means a disability within the meaning of Code Section 22(e)(3).

(d) RETIREMENT – means the voluntary termination of employment by the Optionee from SunTrust or its Subsidiaries on or after attaining age 55 and having completed five (5) or more years of service as determined in accordance with the terms of the SunTrust Banks, Inc. Retirement Plan, as amended from time to time (the “Retirement Plan”). For purposes of this

TERMS AND CONDITIONS

NONQUALIFIED STOCK OPTION (NQO)

Option Agreement, an Optionee who is vested in the Retirement Plan benefit but terminates employment before attaining age 55 or completing at least five (5) years of service is not treated as terminating employment due to Retirement.

(e) SERVICE – means Optionee’s period of continuous employment with SunTrust and its Subsidiaries beginning on the Grant Date of this NQO through the Vesting Date or the date of Optionee’s termination of employment, whichever is applicable.

(f) TERMINATION FOR CAUSE OR TERMINATED FOR CAUSE - means a termination of employment which is made primarily because of (i) the Optionee’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Optionee and a thirty (30) day period in which to cure such failure, (ii) the Optionee’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud, (iii) the Optionee’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of a Subsidiary, (iv) the Optionee’s engagement in an act that materially damages or materially prejudices SunTrust or any Subsidiary or the Optionee’s engagement in activities materially damaging to the property, business or reputation of SunTrust or any Subsidiary; or (v) the Optionee’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Subsidiary and their regulatory agencies, if such failure continues after written notice from SunTrust to the Optionee and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Optionee may no longer serve as an officer of SunTrust or a Subsidiary.

Notwithstanding anything herein to the contrary, if the Optionee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes this Option Agreement, “Cause” shall have the meaning provided in the Change in Control Agreement.

(h) TERMINATION FOR GOOD REASON - means a termination of employment made primarily because of (i) a failure to elect or reelect or to appoint or to reappoint Optionee to, or the removal of Optionee from, the position which he or she held with SunTrust prior to the Change in Control, (ii) a substantial change by the Board or supervising management in Optionee’s functions, duties or responsibilities, which change would cause Optionee’s position with SunTrust to become of less dignity, responsibility, importance or scope than the position held by Optionee prior to the Change in Control or (iii) a substantial reduction of Optionee’s annual compensation from the lesser of: (A) the level in effect prior to the Change in Control or (B) any level established thereafter with the consent of Optionee.

Notwithstanding anything herein to the contrary, if the Optionee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Option Agreement, “Good Reason” shall have the meaning provided in the Change in Control Agreement.